EXHIBIT A
JOINT FILING AGREEMENT

Oudi Recanati, Diane Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati, Michael Recanati, individually and as Investment Trustee of the Starec Trust, and Michele Kahn, as Investment Trustee of the Starec Trust, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Dated as of April 21, 2014

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the date first set forth above.

/s/ Oudi Recanati
Oudi Recanati

/s/ Diane Recanati
Diane Recanati

/s/ Ariel Recanati
Ariel Recanati

/s/ Leon Recanati
Leon Recanati

/s/ Yudith Yovel Recanati
Yudith Yovel Recanati

Starec Trust

/s/ Michael Recanati
Michael Recanati, individually and as Investment Trustee of Starec Trust

/s/ Michele Kahn
Michele Kahn, as Investment Trustee of Starec Trust